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                                                                    Exhibit 99.1


CORPORATE PRESS RELEASE







     CHARLES RIVER LABORATORIES ANNOUNCES RECEIPT OF REQUISITE CONSENTS FROM
       HOLDERS OF ITS OUTSTANDING 13.5% SENIOR SUBORDINATED NOTES DUE 2009

         WILMINGTON, MASS.; JANUARY 29, 2002: Charles River Laboratories International, Inc. (NYSE: CRL) announced today that its wholly owned subsidiary, Charles River Laboratories, Inc., has received consents from the requisite number of holders of its 13.50% Senior Subordinated Notes due 2009 (the "Notes") in connection with its previously announced tender offer and consent solicitation for the Notes.

         As a result, the proposed amendments (the "Proposed Amendments") to the Indenture governing the Notes have been adopted, and the Company has executed a supplemental indenture reflecting the Proposed Amendments.

         As described in more detail in the Offer to Purchase and Consent Solicitation Statement dated January 16, 2002 (the "Statement"), the total consideration for the Notes includes a consent payment equal to $13.00 per $650 principal amount of the Notes purchased that will be paid only for tendered Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m., New York City time, on January 30, 2002, the Consent Date. The tender offer will terminate at 9:00 a.m., New York City time, on February 14, 2002, unless extended.

         This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are being made solely by the Statement and the related Consent and Letter of Transmittal, as the same may be amended from time to time.

         Additional information concerning the terms of the tender offer and consent solicitation and copies of the Statement and related documents may be obtained from Credit Suisse First Boston at (212) 538-8474 (call collect) or
(800) 820-1653 (toll-free), the Dealer Manager for the tender offer and consent solicitation, or MacKenzie Partners, the Information Agent, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

         Charles River Laboratories International, Inc. is a holding company for Charles River Laboratories, Inc. Both companies are publicly registered, and each files separate financial statements and reports with the SEC. Charles River Laboratories, Inc., based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. The Company operates 76 facilities in 15 countries worldwide. For more information, visit the Company's web site at http://www.criver.com.


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         CAUTION CONCERNING FORWARD-LOOKING STATEMENTS: This document includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including acquisition integration risks, special interest groups, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, special interests groups, continued availability of products and supplies, personnel and control, and others that are described in more detail in the Risk Factors contained in the Company's most recent annual report on Form 10-K, as of December 30, 2000, as well as its other periodic SEC filings. The Company disclaims any intent or obligation to update forward looking statements, and otherwise claims the safe harbor protections for forward looking statements afforded under The Private Securities Litigation Reform Act of 1995.



Contact:
Charles River Laboratories
Christopher DiFrancesco
Director, Corporate Communications
  and Investor Relations
978.658.6000 ext. 1508
ir@criver.com